Exhibit 10.77

Littelfuse, Inc.
Summary of Non-Employee Director Compensation

For the 2021 fiscal year, non-employee directors received an annual retainer of $75,000, paid in quarterly installments, plus reimbursement of reasonable expenses relating to attendance at meetings. Our directors are also reimbursed for the costs associated with attending one continuing education program every three years. No fees are paid to directors who are employee directors. Additional annual retainers are paid to our Board leadership, as shown below:

Board Leadership Role	Annual Retainer
Lead Director	$20,000
Board Chairman	$50,000
Audit Committee Chairperson	$20,000
Compensation Committee Chairperson	$15,000
Nominating and Governance Committee Chairperson	$10,000
Technology Committee Chairperson	$10,000

In addition to cash compensation, each non-employee director received an annual equity grant under the Amended and Restated Littelfuse, Inc. Long-Term Incentive Plan (the “Long-Term Plan”) valued at approximately $140,000. The equity grant is comprised of (1) one-third stock options that vest equally on the first three annual anniversaries of the grant date, have an exercise price equal to the fair market value of our common stock on the date of grant, and expire seven years from the grant date, and (2) two-thirds restricted stock units that are granted upon the non-employee director’s election or reelection to the Board at the Company’s annual meeting and that vest equally on the first three annual anniversaries of the grant date.